Exhibit 99.1

Saddlehorn and Grand Mesa to Combine Projects through Undivided Joint Interest in DJ Basin Crude Oil Pipeline

TULSA, Okla. and HOUSTON and THE WOODLANDS, Texas, Nov. 18, 2015 /PRNewswire/ — Saddlehorn Pipeline Company, LLC (“Saddlehorn”) announced today that it is combining projects with Grand Mesa Pipeline, LLC (“Grand Mesa”) for the construction of a 20-inch undivided joint interest pipeline which begins approximately 20 miles north of Saddlehorn’s Platteville, Colorado origin at a junction near Grand Mesa’s Lucerne, Colorado origin.  The joint interest pipeline will deliver various grades of crude oil from the DJ Basin to storage facilities in Cushing, Oklahoma.

As part of the undivided joint interest, Saddlehorn and Grand Mesa will share in the costs for the pipeline that is currently under construction. The initial capacity of the joint interest pipeline is expected to be 340,000 barrels per day (“bpd”), with Saddlehorn owning 190,000 bpd of capacity and Grand Mesa owning 150,000 bpd. Saddlehorn and Grand Mesa will be responsible for their own commercial activities, including customer relationships, contract terms and tariff structure, with respect to their interest in the pipeline. Saddlehorn has the option to expand the maximum capacity of the pipeline to more than 450,000 bpd in the future at its sole discretion and cost. Saddlehorn would own all of the incremental capacity from any expansion. Grand Mesa will retain ownership of its previously acquired pipeline easements from Lucerne to Cushing for the potential future development of transportation projects involving petroleum commodities other than crude oil and condensate. With the consent and participation of Saddlehorn, the parties may consider future opportunities using these easements for projects involving the transportation of crude oil and condensate.

Saddlehorn will own origin points at Platteville, including one million barrels of storage, and Carr, Colorado as well as the pipeline segment from Carr to the Lucerne junction. Grand Mesa will own origin points both at Lucerne and Riverside, Colorado as well as the pipeline segment between Lucerne and Riverside.

Saddlehorn is owned 40% by Magellan Midstream Partners, L.P. (NYSE: MMP) (“Magellan”), 40% by Plains All American Pipeline, L.P. (NYSE: PAA) and 20% by Anadarko Petroleum Corporation (NYSE: APC). Grand Mesa is owned 100% by NGL Energy Partners LP (NYSE: NGL).

Magellan is serving as construction manager and operator of the pipeline system. Saddlehorn expects to spend approximately $650 million for its share of the undivided joint interest pipeline and the additional assets it will own, compared to previous spending estimates of up to $950 million for a comparable project scope. When the pipeline is placed into service, operating costs will be allocated to Saddlehorn and Grand Mesa based on their proportionate ownership interest and throughput.

“Combining projects makes strong economic sense by reducing overall construction and operating costs and better aligning pipeline capacity with current DJ Basin production while allowing for future growth when market conditions improve,” said Michael Mears, Magellan’s chief executive officer, on behalf of Saddlehorn.

Pipeline installation began in early October for the Platteville-to-Cushing segment of the pipeline, which is expected to be operational during mid-2016. Right-of-way acquisition is currently in progress for the Carr-to-Platteville segment, which is expected to be operational in the fourth quarter of 2016.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. Magellan owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 95 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

About Plains All American Pipeline, L.P.

Plains All American Pipeline, L.P. is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil, natural gas liquids (“NGL”), natural gas and refined products. PAA owns an extensive network of pipeline transportation, terminalling, storage and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. On average, PAA handles over 4.4 million barrels per day of crude oil and NGL on its pipelines. PAA is headquartered in Houston, Texas. More information is available at www.plainsallamerican.com.

About Anadarko Petroleum Corporation

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2014, the company had approximately 2.86 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko and APC Flash Feed updates, please visit www.anadarko.com.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with five primary segments: water solutions, crude oil logistics, NGL logistics, refined products, renewable fuels and retail propane. More information is available at www.nglenergypartners.com.

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Portions of this document constitute forward-looking statements as defined by federal law. Although management of Anadarko Petroleum Corporation, Magellan Midstream Partners, L.P., NGL Energy Partners LP and Plains All American Pipeline, L.P. (the “companies”) believe any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Among the key risk factors associated with the project that may have a direct impact on Saddlehorn’s, Grand Mesa’s and the companies’ results of operations and financial condition are: (1) the ability to obtain all required rights-of-way, permits and other governmental approvals on a timely basis; (2) the ability to complete construction of the project on time and at expected costs; (3) price fluctuations and overall demand for crude oil; (4) changes in Saddlehorn’s and Grand Mesa’s tariff rates or other terms imposed by state or federal regulatory agencies; (5) the occurrence of an operational hazard or unforeseen interruption; (6) disruption in the debt and equity markets that negatively impacts Saddlehorn’s, Grand Mesa’s or the companies’ abilities to finance capital spending and (7) willingness to incur or failure of customers or vendors to meet or continue contractual obligations related to the project. Additional information about issues that could lead to material changes in performance is contained in filings with the Securities and Exchange Commission for all companies. The companies undertake no obligation to revise these forward-looking statements to reflect events or circumstances occurring after today’s date.

Contact Information:

Magellan:	Paula Farrell, Investor Relations	(918) 574-7650	paula.farrell@magellanlp.com

	Bruce Heine, Media Relations	(918) 574-7010	bruce.heine@magellanlp.com

Plains:	Ryan Smith, Investor Relations	(866) 809-1291

	Brad Leone, Media Relations	(866) 809-1290

Anadarko:	John Colglazier, Investor Relations John Christiansen, Media Relations	(832) 636-2306 (832) 636-8736	john.colglazier@anadarko.com john.christiansen@anadarko.com

NGL:	Atanas Atanasov, EVP, CFO, and Treasurer	(918) 481-1119	atanas.atanasov@nglep.com

	Jeff Matthews, VP	(405) 509-2607	jeff.matthews@nglep.com

SOURCE Magellan Midstream Partners, L.P.; Plains All American Pipeline, L.P.; Anadarko Petroleum Corporation; NGL Energy Partners LP